JACKSONVILLE BANCORP ANNOUNCES

2011 RESULTS

JACKSONVILLE, FLA., April 1, 2012/ PRNewswire /—

Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank,” and the consolidated company, the “Company”), reported a net loss of $24.1 million, or $4.09 per basic and diluted common share, for the year ended December 31, 2011, compared to a net loss of $11.4 million, or $5.07 per basic and diluted common share, for the same period in 2010. Book value and tangible book value per common share at December 31, 2011 were $4.98 and $4.15, respectively.

The net loss was driven primarily by a goodwill impairment charge of $11.2 million, a provision for loan losses of $12.4 million, and the effect of establishing a full valuation allowance on our deferred tax asset.  Both the effect of establishing a full valuation allowance on deferred tax asset and goodwill impairment charges are non-cash transactions which had minimal impact on the Company’s regulatory capital. The level of provision for loan losses continues to be impacted by the depressed real estate market in which the Company operates. Additionally, as reflected in the level of charge-offs during the quarter and year, the Company is charging off collateral shortfalls on loans where the collateral is deemed impaired. During the year ended December 31, 2011, the Company had charge-offs of $12.8 million and recoveries of $384 thousand compared to charge-offs of $10.9 million and recoveries of $134 thousand for the same period in 2010.

Income tax expense for the year ended December 31, 2011 was $6.8 million compared to an income tax benefit of $5.8 million in 2010. The increase in income tax expense in comparison to the prior year was mostly the result of recording a full valuation allowance on the Company’s deferred tax asset. The Company recorded a valuation allowance against our deferred tax asset based on evaluation of available positive and negative evidence. When determining the amount of deferred tax assets that are more likely than not to be realized and, therefore, recorded as a benefit, the Company conducts a quarterly assessment of all available information. This information includes, but is not limited to, taxable income in prior periods and projected future income. Based on these criteria, the Company determined that it was necessary to establish a valuation allowance against substantially all our deferred tax asset. The Company will continue to perform an analysis each quarter to determine if the need for a valuation allowance still exists. To the extent that we generate taxable income in a given quarter, the valuation allowance may be reduced to fully or partially offset the corresponding income tax expense. Any remaining deferred tax asset valuation allowance may be reversed through income tax expense once the Company can demonstrate a sustainable return to profitability and conclude that it is more likely than not the deferred tax asset will be utilized prior to expiration.

As a result of our net loss at December 31, 2011, largely due to the recording of the valuation allowance on the deferred tax asset and the fourth quarter provision for loan losses, the Company updated its annual goodwill impairment test as of December 31, 2011 and concluded that, as a result of the change, there was an impairment charge to the Company’s goodwill of $11.2 million. The Company historically tests its goodwill for impairment as of September 30; however, due to the recording of a full valuation allowance on our deferred tax asset as well as an additional provision for loan losses in the fourth quarter of 2011, the Company updated its goodwill impairment test as of December 31, 2011, which indicated goodwill was impaired.  To evaluate goodwill, the Company engaged a third-party valuation specialist to assist management in determining the fair value of the Company and whether goodwill was impaired.  The results of this analysis indicated that a portion of the Company’s recorded goodwill was impaired (see footnote 21 of the Company’s Consolidated Financial Statements for further information).  After the impairment charges, the Company had $3.1 million of goodwill on its balance sheet as of December 31, 2011 that is subject to impairment evaluation in the future.

At the March 27, 2012 meeting of Bancorp’s Board, the directors approved the execution of a financial advisory agreement with an investment banking firm (the “Firm”). The Firm will assist the Company in raising capital as well as advise the Company in reducing classified assets.

Price Schwenck, President and CEO of Bancorp, made these comments: “December 31, 2011 marked the first full year of operations since the merger with Atlantic BancGroup, Inc. We are very pleased with the results of that transaction from an integration and customer retention standpoint. The Jacksonville Bank’s reputation as the largest and strongest community bank in Duval County is very good and it is providing us with a strong foundation for continuing growth of new profitable customer relationships. At the same time, our immediate desire is to support the Company’s growth objectives by significantly improving our balance sheet through a capital raise and the potential disposition of substandard assets that have arisen due to the prolonged and deep downturn in real estate values in the Jacksonville area.”

Total assets were $561.4 million at December 31, 2011, compared to $651.8 million at December 31, 2010.  Net loans decreased by 10.0% to $449.6 million as of December 31, 2011, compared to $499.7 million as of December 31, 2010, excluding loans held-for-sale.  The decrease in net loans was primarily the result of $12.4 million in net charge-offs, $7.5 million of loans transferred to other real estate owned, as well as the ongoing amortization of loans, combined with a highly competitive environment for new loans.

Total deposits decreased 15.7% to $473.9 million as of December 31, 2011, compared to $562.2 million as of December 31, 2010 primarily due to a reduction in total deposits of $88.3 million (consisting of a decrease in time deposits of $86.7 million and MMDA, NOW and savings deposits of $12.0 million) offset by an increase in noninterest-bearing accounts of $10.4 million, or 14.4%. The attraction and retention of local non-maturity core deposits and prudent liquidity management continues to be an important focus of the Bank.

On February 11, 2011, as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets, the Bank sold 40 substandard loans for $13.9 million through a bulk sale. These loans were classified as held-for-sale on the Company’s consolidated balance sheet as of December 31, 2010 and through the date of the sale at their fair value.

As of December 31, 2011, nonperforming assets were $54.9 million, or 9.8% of total assets, compared to $40.8 million, or 6.3% of total assets a year ago. The increase in nonperforming assets from the fourth quarter of 2010 to the fourth quarter of 2011 was driven largely by the increase in nonperforming loans of $11.9 million. This increase was partially due to the merger with Atlantic BancGroup, Inc. (“ABI”) in the fourth quarter of 2010, which accounted for $5.9 million of the increase as well as the longevity of the economic recession, including a challenging real estate market in Jacksonville. In addition, the Bank continues to work to reduce nonperforming assets in a prudent and reasonable manner.

The following table presents information concerning nonperforming assets as of the last five quarters:

(Dollars are in thousands)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011 (1)	2011 (1)	2011 (1)	2011 (1)	2010 (1)
Nonperforming Assets
Nonperforming loans (2)	$46,904	$51,639	$39,542	$37,101	$35,017
Loans past due over 90 days still on accrual	—	—	—	—	—
Total nonperforming loans (2)	46,904	51,639	39,542	37,101	35,017
Foreclosed assets, net	7,968	4,314	3,172	3,543	5,733
Total nonperforming assets	54,872	55,953	42,714	40,644	40,750

Nonperforming loans and foreclosed assets as a percent of total assets (2)	9.77%	9.20%	6.94%	6.51%	6.25%
Nonperforming loans as a percent of total loans (2)	10.13%	10.78%	8.15%	7.36%	6.83%
Loans past due 30-89 days, still accruing	$7,724	$9,270	$12,883	$14,365	$12,527

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

The decrease in loans past due 30-89 days in the current quarter, still accruing interest, was largely due to a migration of loans to nonperforming status as a result of the continued “soft” economy.

The allowance for loan losses was 2.82% of total loans at December 31, 2011, compared to 2.55% at December 31, 2010. Provisions for loan loss expense were $7.6 million and $12.4 million for the fourth quarter and year ended December 31, 2011, respectively, compared to $11.9 million and $17.0 million for the same periods in 2010. During the year ended December 31, 2011, the Company had charge-offs of $12.8 million and recoveries of $384 thousand compared to charge-offs of $10.9 million and recoveries of $134 thousand for the same period in 2010. Approximately $6.8 million of the 2010 charge-offs were related to loans classified as held-for-sale during the fourth quarter of 2010 that were recorded at the lower of cost or fair value. When comparing what remained of charge-offs in 2010 of $4.1 million to the 2011 charge-offs of $12.8 million, the increase was the result of increased foreclosures in 2011 as compared to 2010 and the ongoing depressed real estate market.

Net loss for the three months ended December 31, 2011 was $26.8 million, or $4.56 per basic and diluted common share, compared to the fourth quarter 2010 net loss of $9.1 million, or $2.42 per basic and diluted common share. The increase in net loss was primarily driven by the income tax expense of $8.5 million, which is mostly the result of recording a full valuation allowance on the Company’s deferred tax asset as well as a goodwill impairment charge of $11.2 million in the fourth quarter of 2011. This was offset by a decrease of $4.3 million for provision expense quarter over quarter due to charge-offs of $6.8 million incurred in the fourth quarter of 2010 as a result of the loan sale as well as other factors as noted above. In addition, a decrease in noninterest expense due to significantly less other real estate owned expense (“OREO”) and merger related costs (“M&A”) in the fourth quarter of 2011, as compared to the same period in 2010, further offset the additional income tax expense. Moreover, additional interest income was recognized in the fourth quarter of 2011 of approximately $550 thousand as the loans acquired in the merger had a yield that was higher than the contractual rate of interest as a result of the accretion of discount recorded at the time of the merger with ABI. Pre-provision, pre-OREO, pre-M&A, pre-goodwill impairment and pre-tax earnings were $1.4 million for the fourth quarter ended December 31, 2011, compared to $1.6 million for the same period in 2010. This decrease resulted from the increase from five to eight banking offices as well as an increase in the number of employees as part of the merger with ABI during the fourth quarter of 2010. In addition, amortization expense of the core deposit intangible arising from the ABI acquisition was $142 thousand for the three months ended December 31, 2011 as compared to $77 thousand for the same period in the prior year.

Interest income increased by $393 thousand and $6.8 million during the three- and twelve-month periods ended December 31, 2011, respectively, when compared to the same periods in the prior year. This was due to an increase in average earning assets of $37.1 million and $120.9 million during the three- and twelve-month periods ended December 31, 2011, respectively, when compared to the same periods in the prior year. The yield on these assets was 5.19% and 5.43% for the three- and twelve-month periods ended December 31, 2011, respectively, compared to 5.27% and 5.39% for the same periods in the prior year. The increase in average earning assets was due to the merger with ABI. Further, loans acquired in the merger with ABI had a yield that was higher than the contractual rate of interest as a result of the accretion of the discount recorded at the time of the merger with ABI. This resulted in additional interest income of approximately $550 thousand and $3.1 million for the three- and twelve-month periods ended December 31, 2011. This was offset by the increase in loans on nonaccrual for which the Company does not recognize interest income.

Interest expense decreased by $323 thousand and $1.3 million during the three- and twelve-month periods ended December 31, 2011, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.40% and 1.47% for the three- and twelve- month periods ended December 31, 2011, respectively, compared to 1.72% and 2.11% for the same periods in the prior year. This decrease reflected the ongoing reduction in interest rates paid on deposits as a result of the re-pricing of deposits in the current market environment coupled with the change in the funding mix period over period. On an annual basis, this decrease was offset by the increase in our volume of interest-bearing deposits as a result of the deposits acquired in the merger with ABI when compared to the same period in the prior year.

The additional interest income from loans acquired from ABI also affected the increase in the net interest margin to 4.04% and 4.19% for the three- and twelve-month periods ended December 31, 2011, respectively, compared to 3.77% and 3.52% for the same periods in the prior year. The impact of the additional income related to the accretion of the fair value adjustments added approximately 40 basis points to the net interest margin for the three months ended December 31, 2011 and 55 basis points for the twelve months ended December 31, 2011.

Noninterest income for the three- and twelve-month periods ended December 31, 2011 increased to $355 thousand and $1.5 million, respectively, when compared to $341 thousand and $1.2 million in the comparable periods in the prior year.  The increase was driven largely by the increased volume of transactions as a result of the merger with ABI in the middle of the fourth quarter of 2010. In addition, included in noninterest income for the twelve months ended 2011 was a $57 thousand gain on the sale of state and political subdivision securities.

Noninterest expense for the three-month period ended December 31, 2011 increased to $16.7 million when compared to $6.7 million for the comparable period in the prior year. This was due to a goodwill impairment charge of $11.2 million, offset by decreased OREO expense and M&A costs in the fourth quarter of 2011 compared to the same period in 2010. The increased expense for OREO in the fourth quarter of 2010 was driven by more costs associated with the mix of properties owned at that time compared to the mix of properties in the fourth quarter of 2011, as well as disposition costs that were incurred in the fourth quarter of 2010 as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of nonperforming assets.

Noninterest expense for the twelve-month period ended December 31, 2011 increased to $30.2 million when compared to $17.1 million in the comparable period in the prior year, primarily due to increased salaries and employee benefits, occupancy and equipment and data processing, following a full year after the merger with ABI. These increases were primarily due to the increase from five to eight banking offices as well as an increase in the number of employees as part of the merger. In addition, there was $602 thousand of amortization expense in 2011 related to the core deposit intangible assets acquired in the acquisition of ABI as well as a goodwill impairment charge of $11.2 million. This was offset by a decrease of $1.2 million in M&A costs from the previous period to the current period as well as a decrease of $1.4 million in OREO expense as the properties owned in 2010 had more costs associated with them than the mix of properties owned during the twelve months of 2011. In addition, OREO expense in 2010 increased as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of nonperforming assets.

About the Company

Jacksonville Bancorp, Inc. is a bank holding company for The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $561 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures for pre-provision, pre-OREO, pre-M&A, and pre-tax earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. As analysts and investors view pre-provision, pre-OREO, pre-M&A, and pre-tax earnings as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to net earnings. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results, include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting and tax changes; changes in our deferred tax assets and goodwill accounts; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results and financial condition may differ significantly from those described or implied in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  See “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report for 2011 and Form 10-K filed with the Securities and Exchange Commission, which are incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011 (1)	2011 (1)	2011 (1)	2011 (1)	2010 (1)
Earnings Summary

Total interest income	$7,145	$7,754	$8,105	$7,740	$6,752
Total interest expense	1,591	1,741	1,820	1,864	1,914
Net interest income	5,554	6,013	6,285	5,876	4,838
Provision for loan losses	7,617	1,737	1,109	1,929	11,894

Net interest income (loss) after provision for loan losses	(2,063)	4,276	5,176	3,947	(7,056)
Noninterest income	355	376	404	396	341
Noninterest expense	16,677	4,574	4,651	4,250	6,730
Income (loss) before income tax	(18,385)	78	929	93	(13,445)
Income tax (benefit) expense	8,458	(1,219)	(119)	(346)	(4,331)
Net income (loss)	$(26,843)	$1,297	$1,048	$439	$(9,114)

Summary Average Balance Sheet
Loans, gross	$474,612	$484,122	$494,217	$516,477	$453,057
Securities	65,380	66,400	66,778	65,048	46,600

Other earning assets	5,698	14,157	5,518	5,342	8,958
Total earning assets	545,690	564,679	566,513	586,867	508,615

Other assets	47, 844	45,931	46,731	45,951	44,078
Total assets	$593,534	$610,610	$613,244	$632,818	$552,693
Interest-bearing liabilities	$451,804	$473,524	$479,491	$505,160	$441,106
Other liabilities	85,936	82,305	80,543	75,363	68,444
Shareholders' equity	55,794	54,781	53,210	52,295	43,143
Total liabilities and shareholders' Equity	$593,534	$610,610	$613,244	$632,818	$552,693

Per Share Data
Basic earnings (loss) per share	$(4.56)	$.22	$0.18	$0.07	$(2.42)
Diluted earnings (loss) per share	$(4.56)	$.22	$0.18	$0.07	$(2.42)
Basic weighted average shares outstanding	5,889,822	5,889,822	5,889,288	5,888,809	3,761,970
Diluted weighted average shares outstanding	5,889,822	5,890,553	5,891,030	5,890,306	3,761,970
Book value per basic share at end of Period	$4.98	$9.52	$9.27	$8.96	$8.81
Tangible book value per basic share at end of period	$4.15	$6.76	$6.50	$6.27	$6.28
Total shares outstanding at end of Period	5,889,882	5,889,822	5,889,822	5,888,809	5,888,809
Closing market price per share	$3.15	$4.89	$6.59	$6.99	$7.38

Selected Ratios
Return on average assets	(17.94)%	.84%	0.69%	0.28%	(6.54)%
Return on average equity	(190.87)%	9.39%	7.90%	3.40%	(83.81)%
Average equity to average assets	9.40%	8.97%	8.68%	8.26%	7.81%
Tangible common equity to tangible Assets	4.39%	6.73%	6.39%	6.07%	5.81%
Interest rate spread	3.80%	3.99%	4.22%	3.85%	3.55%
Net interest margin	4.04%	4.22%	4.45%	4.06%	3.77%
Allowance for loan losses as a percentage of total loans (2)	2.82%	2.75%	2.47%	2.25%	2.55%
Allowance for loan losses as a percentage of NPL's (2)	27.77%	25.56%	30.33%	30.54%	37.32%
Ratio of net charge-offs as a percentage of average loans	6.51%	0.44%	0.36%	2.88%	6.78%
Efficiency ratio	282.23%	71.59%	69.53%	67.76%	129.95%

(1) Amounts include merger with ABI

(2) Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
Summary Balance Sheet	2011(1)	2011(1)	2011(1)	2011(1)	2010(1)

Cash and cash equivalents	$9,955	$22,972	$24,313	$12,601	$20,297

Securities	66,025	63,892	63,796	65,189	66,262

Loans held-for-sale	—	—	—	—	13,910

Loans, gross	462,607	479,083	485,442	503,919	512,765

Allowance for loan losses	(13,024)	(13,197)	(11,993)	(11,331)	(13,069)

Loans, net	449,583	465,886	473,449	492,588	499,696

Goodwill	3,137	14,326	14,210	13,621	12,498

Other intangible assets, net	1,774	1,916	2,069	2,223	2,376

All other assets	30,951	38,952	37,427	38,421	36,794

Total assets	561,425	607,944	615,264	624,643	651,833

Deposit accounts	473,907	511,754	521,233	529,783	562,187

All other liabilities	58,174	40,126	39,456	42,076	37,787

Shareholders' equity	29,344	56,064	54,575	52,784	51,859

Total liabilities and shareholders' equity	561,425	607,944	615,264	624,643	651,833

	Twelve Months Ended
	December 31,	December 31,
	2011(1)	2010
Earnings Summary
Total interest income	$30,744	$23,962
Total interest expense	7,016	8,282
Net interest income	23,728	15,680
Provision for loan losses	12,392	16,988
Net interest income after provision for loan losses	11,336	(1,308)
Noninterest income	1,531	1,174
Noninterest expense	30,152	17,124
Loss before income tax	(17,285)	(17,258)
Income tax (benefit) expense	6,774	(5,816)
Net loss	$(24,059)	$(11,442)

Summary Average Balance Sheet
Loans, gross	$492,220	$403,453
Securities	65,904	31,846
Other earning assets	7,698	9,623
Total earning assets	565,822	444,922
Other assets	46,965	27,570
Total assets	$612,787	$472,492
Interest-bearing liabilities	$476,553	$392,915
Other liabilities	82,202	49,077
Shareholders' equity	54,032	30,500
Total liabilities and shareholders' equity	$612,787	$472,492

Per Share Data
Basic earnings (loss) per share	$(4.09)	$(5.07)
Diluted earnings (loss) per share	$(4.09)	$(5.07)
Basic weighted average shares outstanding	5,889,439	2,256,750
Diluted weighted average shares outstanding	5,889,439	2,256,750
Book value per basic share at end of period	$4.98	$8.81
Tangible book value per basic share at end of period	$4.15	$6.28
Total shares outstanding at end of period	5,889,822	5,888,809
Closing market price per share	$3.15	$7.38

Selected Ratios
Return on average assets	(3.93)%	(2.42)%
Return on average equity	(44.53)%	(37.52)%
Average equity to average assets	8.82%	6.46%
Tangible common equity to tangible assets	4.39%	5.81%
Interest rate spread	3.96%	3.28%
Net interest margin	4.19%	3.52%
Allowance for loan losses as a percentage of total loans (2)	2.82%	2.55%
Allowance for loan losses as a percentage of NPL's (2)	27.77%	37.32%
Ratio of net charge-offs as a percentage of average loans	2.53%	2.67%
Efficiency ratio	119.37%	101.60%

Summary Balance Sheet
Cash and cash equivalents	$9,955	$20,297
Securities	66,025	66,262
Loans held-for-sale	—	13,910
Loans, net	449,583	499,696

Goodwill	3,137	12,498
Other intangible assets, net	1,774	2,376
All other assets	30,951	36,794
Total assets	$561,425	$651,833
Deposit accounts	$473,907	$562,187
All other liabilities	58,174	37,787
Shareholders' equity	29,344	51,859

Total liabilities and shareholders' equity	$561,425	$651,833

(1)Amounts include merger with ABI

(2) Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

GAAP to Non-GAAP Reconciliation

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Net income (loss)	(26,843)	1,297	1,048	439	(9,114)
Plus: Total provision for loan losses	7,617	1,737	1,109	1,929	11,894
OREO (net of income)	1,019	392	350	243	2,236
M&A	22	1	105	25	917
Goodwill impairment	11,159	—	—	—	—
Income tax benefit	8,458	(1,219)	(119)	(346)	(4,331)
Pre-provision, pre-OREO, pre-M&A and pre-taxearnings	1,432	2,208	2,493	2,290	1,602